                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant [X]
     Filed by a Party other than the Registrant [ ]
     Check the appropriate box:
     [ ] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12
                               TYLER CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [X] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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

LOGO

LOGO

                                                                  March 17, 1997

Dear Stockholder:

     You are cordially invited to attend the annual meeting of stockholders of Tyler Corporation to be held on Monday, April 28, 1997, at Texas Commerce Tower, 2200 Ross Avenue, 40th Floor, Dallas, Texas, commencing at 10:00 a.m. At this meeting you will be asked to elect five directors for the ensuing year and to consider and vote upon a proposal to amend the Tyler Corporation Stock Option Plan.

     It is important that your shares be represented at the meeting whether or not you are personally in attendance, and I urge you to sign, date, and return the enclosed proxy at your earliest convenience.

                                                     Yours very truly,

                                                           LOGO
                                                    C. A. RUNDELL, JR.,

                                                   Chairman of the Board

                               TYLER CORPORATION
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD APRIL 28, 1997

To the Stockholders of
  TYLER CORPORATION:

     Tyler Corporation will hold its annual meeting of stockholders at Texas Commerce Tower, 2200 Ross Avenue, 40th Floor, Dallas, Texas, on Monday, April 28, 1997, at 10:00 a.m., Dallas time, for the following purposes:

          (a) to elect five directors to serve until the next annual meeting of stockholders or until their successors are elected and qualified;

          (b) to consider and vote upon a proposal to amend the Tyler Corporation Stock Option Plan; and

          (c) to transact such other business as may properly come before the meeting or any adjournment thereof.

     Only stockholders of record at the close of business on February 27, 1997, are entitled to notice of, and to vote at, the meeting or any adjournment thereof. A list of stockholders entitled to vote at the meeting will be available for examination at the offices of Tyler Corporation, 2121 San Jacinto Street, Suite 3200, Dallas, Texas, for ten days before the meeting.

     PLEASE DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. No postage is required if the proxy card is mailed in the United States. Prompt response by our stockholders will reduce the time and expense of solicitation.

                                            By Order of the Board of Directors,

                                                           LOGO

                                                    PATRICIA K. STEWART
                                                         Secretary

Dallas, Texas
March 17, 1997

                               TYLER CORPORATION
                            2121 SAN JACINTO STREET
                                   SUITE 3200
                              DALLAS, TEXAS 75201

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD APRIL 28, 1997

     Tyler Corporation, a Delaware corporation (the "Company"), furnishes this Proxy Statement to its stockholders in connection with the solicitation on behalf of the Board of Directors of the Company of proxies to be used at the annual meeting of stockholders of the Company to be held April 28, 1997. Proxies in the form enclosed will be voted at the meeting if properly executed, returned to the Company before the meeting, and not revoked. You may revoke the proxy at any time before it is exercised. The approximate date on which this Proxy Statement and the enclosed proxy card will first be sent to stockholders is March 17, 1997.

     The enclosed 1996 Annual Report of the Company does not form any part of the proxy solicitation material.

                           OUTSTANDING CAPITAL STOCK

     The record date for stockholders entitled to notice of, and to vote at, the annual meeting of stockholders is the close of business on February 27, 1997. At the close of business on that date, the Company had issued and outstanding and entitled to vote at the meeting 19,882,921 shares of Common Stock, $.01 par value.

     As of February 27, 1997, the following entities were known by the Company to own beneficially more than 5% of the Common Stock of the Company.

                                     NUMBER OF SHARES
         NAME AND ADDRESS              BENEFICIALLY              NATURE OF         PERCENT
        OF BENEFICIAL OWNER              OWNED(1)          BENEFICIAL OWNERSHIP    OF CLASS
-----------------------------------  ----------------      ---------------------   --------
Gabelli Funds, Inc.                     2,438,260(2)       Sole voting and           12.5
  One Corporate Center                                     investment power
  Rye, New York 10580                      41,200(2)       Sole investment power
First Manhattan Company                   352,800          Sole voting and            6.3
  437 Madison Avenue                                       investment power
  New York, New York 10022                890,998          Shared voting and
                                                           investment power
                                           16,200
                                                           Shared investment
                                                           power
Dimensional Funds Advisors, Inc.          776,800          Sole voting and            5.5
  1299 Ocean Avenue                                        investment power
  Santa Monica, CA 90401                  317,100          Shared voting and
                                                           sole investment
                                                           power

---------------

(1) Each share of Common Stock is accompanied by one Preferred Stock Purchase Right.

(2) Share amounts and percentages of class are as of February 14, 1996. Shares are held by Gabelli Funds, Inc. and its affiliates, GAMCO Investors, Inc., Gabelli Performance Partnership L.P., Gabelli International Limited and Gabelli International II Limited. Also, Mr. Mario J. Gabelli is deemed to have beneficial ownership of these shares.

                       ACTION TO BE TAKEN AT THE MEETING

     The presence, in person or by proxy, of the holders of a majority of the outstanding shares of the Common Stock is necessary to constitute a quorum at the annual meeting of stockholders. Abstentions shall be treated as shares of the Common Stock that are present and entitled to vote for purposes of determining the presence of a quorum. In deciding all questions, a holder of Common Stock is entitled to one vote, in person or by proxy, for each share held in his name on the record date.

     The accompanying proxy, unless the stockholder otherwise specifies therein, will be voted (i) for the election as directors of the Company of the five persons designated under the caption "Directors and Executive Officers-Nominees for Director," (ii) for the amendment to the Tyler Corporation Stock Option Plan (the "Stock Option Plan") and (iii) at the discretion of the proxy holders on any other matter that may properly come before the meeting or any adjournment thereof.

     To be elected a director, each nominee must receive a plurality of all the votes cast at the meeting for the election of directors. Any abstentions or broker non-votes will have no effect on the election of directors. Should any nominee become unable or unwilling to accept nomination or election, the proxy holders may vote for the election in his stead of any other person the Board of Directors may recommend. Each nominee has expressed to the Board his intention to serve the entire term for which his election is sought.

     A favorable vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the meeting is required for approval and adoption of the amendment to the Stock Option Plan. Abstentions will have the same effect as a vote against the adoption of the amendment to the Stock Option Plan, while broker non-votes will have no effect on the vote on the amendment to the Stock Option Plan.

     Where stockholders have appropriately specified how their proxies are to be voted, the proxies will be voted accordingly. If any other matter or business is brought before the meeting, the proxy holders may vote the proxies at their discretion. The Board of Directors does not know of any such other matter or business.

             SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth the beneficial ownership of the Company's Common Stock as of February 27, 1997, by each director and named executive officer and the directors and executive officers of the Company as a group:

                            SHARES OF COMPANY               NATURE OF                PERCENT
           NAME              COMMON STOCK(1)           BENEFICIAL OWNERSHIP          OF CLASS
--------------------------  -----------------    --------------------------------    --------
Ernest H. Lorch                     2,000        Sole voting and investment power      *
Richard W. Margerison             245,630        Sole voting and investment power      1.2
Joseph F. McKinney(2)             698,251        Sole voting and investment power      3.5
Frederick R. Meyer                217,349        Sole voting and investment power      1.1
C. A. Rundell, Jr.                176,985        Sole voting and investment power      *
James E. Russell                  237,543        Sole voting and investment power      1.2
Stanley D. Bellowe                  1,500        Sole voting and investment power      *
E. Peter Raisbeck                   1,600        Sole voting and investment power      *
All directors of the
  Company and executive
  officers as a group (12
  persons)                      1,622,809        Sole voting and investment power      8.2

---------------
 * Less than 1% of the outstanding Common Stock

(1) Each share of Common Stock is accompanied by one Preferred Stock Purchase Right.

(2) Joseph F. McKinney served as Chairman of the Board and Chief Executive Officer of the Company until his retirement on October 7, 1996.

     The number of shares of Common Stock beneficially owned by some officers and directors of the Company includes certain shares they have the right to acquire pursuant to options granted under the Company's Stock Option Plan. Shares subject to options exercisable within 60 days after February 27, 1997, are held by the following persons and group: C.A. Rundell, Jr. -- 94,116; Richard W. Margerison -- 57,464; and all officers and directors as a group -- 164,913.

                        DIRECTORS AND EXECUTIVE OFFICERS

     A brief description of each nominee for director and of each executive officer of the Company is provided below. Directors hold office until the next annual meeting of stockholders or until their successors are elected and qualified. Executive officers are elected by the Board of Directors at its annual meeting and hold office until its next annual meeting.

NOMINEES FOR DIRECTOR

     Ernest H. Lorch. Mr. Lorch, age 64, is counsel to the law firm of Whitman, Breed, Abbott & Morgan, a position he has held since December 1992. He retired as Chairman of the Board and Chief Executive Officer of Dyson-Kissner-Moran Corporation ("DKM"), a private investment company, in December 1992, a position he held since January 1990. Mr. Lorch was President and Chief Operating Officer of DKM from June 1984 to January 1990. He is also Chairman of the Board of Varlen Corporation and a director of Dorsey Trailers, Inc. Mr. Lorch was elected to the Board of Directors of the Company in October 1993, and is a member of the Compensation Audit Committee and the Audit Committee of the Board of Directors.

     Richard W. Margerison. Mr. Margerison, age 48, has been President and Chief Operating Officer of the Company since May 1994, and was Executive Vice President from January 1989 to April 1994. He was also Interim Chief Executive Officer of Forest City Auto Parts from December 1996 through January 1997. He was Interim Chief Executive Officer of Tyler Pipe Industries, Inc. ("Tyler Pipe"), formerly an operating subsidiary of the Company, from January 1992 to September 1992. Mr. Margerison was Senior Vice President of the Company from February 1988 through January 1989 and Vice President of the Company from April 1985 through January 1988. He has been a director of the Company since May 1990 and is a member of the Executive Committee of the Board of Directors.

     Frederick R. Meyer. Since July 1985, Mr. Meyer has been Chairman of the Board of Aladdin Industries, Inc., a diversified company principally engaged in the manufacture of children's lunch kits, thermosware, insulated food delivery systems and related products. He has also been President and Chief Executive Officer of Aladdin Industries, Inc. from October 1995 to present and from May 1987 to September 1994. He was President of Tyler Corporation from August 1983 through December 1986. Mr. Meyer, age 69, has been a director of the Company since 1967 and is a member of the Compensation Audit Committee and Executive Committee of the Board of Directors. He is also a director of Arvin Industries, Inc., Palm Harbor Homes, Inc., and Southwest Securities Group, Inc.

     C. A. Rundell, Jr. Mr. Rundell has been Chairman of the Board and Interim Chief Executive Officer of the Company since October 1996. Mr. Rundell is also President of Rundell Enterprises, a venture capital and investments company, since June 1988 and Chairman of the Board of NCI Building Systems, Inc. since April 1989. He was Chairman of the Board and Chief Executive Officer of Cronus Industries, Inc. ("Cronus") from April 1987 to June 1988. He was President and Chief Executive Officer of Cronus from April 1977 to April 1987. Mr. Rundell, age 65, has been a director of the Company since 1966 and is a member of the Compensation Audit Committee and Executive Committee of the Board of Directors. He is also a director of Interra Financial, Inc. and Tandy Brands Accessories, Inc.

     James E. Russell. Mr. Russell, age 61, was affiliated with the Company for 28 years. He served as Vice President of the Company from January 1992 to August 1995 and was Chairman of the Board of Tyler Pipe until his retirement in August 1995. Mr. Russell has been a director of the Company since May 1990 and is a member of the Executive Committee of the Board of Directors. He was President and Chief Executive Officer of Tyler Pipe from December 1988 to December 1991 and was President and Chief Operating Officer of Tyler Pipe from February 1988 to December 1988.

OTHER EXECUTIVE OFFICERS

     Stanley D. Bellowe. Mr. Bellowe, age 65, has been Co-Chairman of the Board of Forest City Auto Parts Company ("Forest City"), a subsidiary of the Company, since December 1996. Prior to that he was a Co-Chief Executive Officer of Forest City since 1967. Mr. Bellowe is the brother of Arnold Bellowe, who is the other Co-Chairman of the Board of Forest City. The Company acquired Forest City on February 20, 1991.

     Arnold E. Bellowe. Mr. Bellowe, age 60, has been Co-Chairman of the Board of Forest City since December 1996. Prior to that he was a Co-Chief Executive Officer of Forest City since 1967. Mr. Bellowe is the brother of Stanley Bellowe, who is the other Co-Chairman of the Board of Forest City.

     E. Peter Raisbeck. Mr. Raisbeck, age 57, has been Chairman and Chief Executive Officer of Institutional Financing Services, Inc. ("IFS"), a subsidiary of the Company, since February 1997. He was President and Chief Executive Officer from November 1989 through January 1997. He served as President and Chief Operating Officer of IFS from March 1987 to November 1989. The Company acquired IFS on January 7, 1994.

     Harold W. Parkison. Mr. Parkison, age 48, has been President and Chief Executive Officer of Forest City since February 1997. Mr. Parkison had previously been Vice President-International Store Development at Federal-Mogul Corp. since March 1995. Prior to March 1995, he was Vice President-Merchandise Manager at Auto Express from 1993. From 1991 to 1993, he held the position of Vice President-Automotive for Kmart Corporation. Between 1971 and 1991, he held various management positions at Goodyear Tire and Rubber Company.

     James M. Cascino. Mr. Cascino, age 45, has been President and Chief Operating Officer of IFS since February 1997. He joined IFS in 1987 as Senior Vice President-Sales, and from 1988 to January 1997 he served as Senior Vice President-Sales and Marketing.

     Linda K. Hill. Ms. Hill, age 42, has been Treasurer of the Company since March 1995 and has been Vice President and Controller of the Company since January 1990. She was also Interim Chief Financial Officer at IFS from August 1994 to February 1995. Ms. Hill was Controller of the Company from March 1989 through December 1989 and Assistant Controller of the Company from April 1986 through February 1989.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth all compensation paid or accrued for services rendered to the Company and its subsidiaries for the last three fiscal years by the Chief Executive Officer and the five highest-paid executive officers of the Company:

                                                                            LONG-TERM COMPENSATION
                                                                      -----------------------------------
                                        ANNUAL COMPENSATION                   AWARDS             PAYOUTS
                                 ----------------------------------   -----------------------   ---------
                                                                                   SECURITIES     LONG-
                                                                      RESTRICTED   UNDERLYING     TERM      ALL OTHER
   NAME AND PRINCIPAL                                  OTHER ANNUAL     STOCK       OPTIONS/    INCENTIVE    COMPEN-
        POSITION          YEAR    SALARY     BONUS     COMPENSATION     AWARDS        SARS       PAYOUTS    SATION(1)
------------------------  ----   --------   --------   ------------   ----------   ----------   ---------   ---------
Joseph F. McKinney --     1996   $161,539(2)                                                                 $46,154
  Chairman of the Board   1995    350,000                                                                     28,963
  and Chief Executive     1994    350,000                                                                     27,167
  Officer of the Company
C. A. Rundell, Jr. --     1996          0                                           100,000                        0
  Chairman of the Board
  and Interim Chief
  Executive Officer of
  the Company(3)
Richard W. Margerison --  1996    220,000                                                                          0
  President and Chief     1995    220,000                                                                     26,427
  Operating Officer of    1994    220,000                                                                     25,898
  the Company
Arnold E. Bellowe --      1996     93,333                                                                      1,800
  Co-Chief Executive      1995    160,000                                                        $84,375(4)    1,100
  Officer of Forest City  1994    160,000                                                                      1,700
Stanley D. Bellowe --     1996     93,333                                                                      1,800
  Co-Chief Executive      1995    160,000                                                        120,375(4)    1,100
  Officer of Forest City  1994    160,000                                                                      1,700
E. Peter Raisbeck --      1996    320,000                                                                     40,980
  Chief Executive         1995    305,011                                                                     49,412
    Officer
  and President of IFS    1994    305,011                                                                     50,616

---------------

(1) Other compensation in 1996 for Mr. McKinney represents payment for services rendered as a consultant from October 7, 1996. Amounts allocated to the Bellowes represent contributions to a profit-sharing plan on their behalf. Mr. Raisbeck's 1996 other compensation includes $7,743, $12,000 and $21,237 contributed to a defined contribution profit-sharing plan, a defined contribution pension plan and a supplemental executive retirement plan, respectively, in 1996.

(2) Compensation paid for services rendered until his retirement in October
    1996.

(3) Mr. Rundell has served as Interim Chief Executive Officer of the Company since October 7, 1996. He has elected not to accept remuneration for his services. The Company expects to hire a new Chief Executive Officer in early 1997.

(4) Amounts related to achievement of cumulative profit objectives achieved since the acquisition of Forest City in February 1991 (See "Certain Transactions.")

OPTION/SAR GRANTS IN LAST FISCAL YEAR

     The following table shows stock option grants during 1996 to a named executive officer:

                                        PERCENT OF
                         NUMBER OF        TOTAL
                         SECURITIES    OPTIONS/SARS
                         UNDERLYING     GRANTED TO    EXERCISE                 GRANT DATE
                        OPTIONS/SARS   EMPLOYEES IN     PRICE     EXPIRATION    PRESENT
         NAME             GRANTED      FISCAL YEAR    PER SHARE      DATE       VALUE $
         ----           ------------   ------------   ---------   ----------   ----------
Joseph F. McKinney
C. A. Rundell, Jr.        100,000           44%        $2.125      12/12/06      $1.30(1)
Richard W. Margerison
Arnold E. Bellowe
Stanley D. Bellowe
E. Peter Raisbeck

---------------
(1) The fair value of the option grant was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions: dividend yield of 0%; expected volatility of 37%; risk-free interest rate of 6.5%; and expected life of 10 years.

OPTION/SAR EXERCISES DURING 1996 AND YEAR-END OPTION/SAR VALUES

     The following table shows stock option exercises during 1996 by each of the named executive officers and the value of unexercised options at December 31, 1996:

                                                                      NUMBER OF             VALUE OF UNEXERCISED
                                                                     UNEXERCISED                IN-THE-MONEY
                                                                   OPTIONS/SARS AT             OPTIONS/SARS AT
                                                                DECEMBER 31, 1996(1)        DECEMBER 31, 1996(2)
                           SHARES ACQUIRED                    -------------------------   -------------------------
          NAME               ON EXERCISE     VALUE REALIZED   EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
          ----             ---------------   --------------   -------------------------   -------------------------
Joseph F. McKinney
C. A. Rundell, Jr.                                               47,058/52,942                          (2)
Richard W. Margerison                                              57,464/0                        $97,976
Arnold E. Bellowe
Stanley D. Bellowe
E. Peter Raisbeck

---------------
(1) As of December 31, 1996, options to purchase an aggregate of 330,269 shares of Common Stock of the Company were outstanding with a weighted-average exercise price per share of $1.88 and expiring between February 1, 1997, and December 12, 2006.

(2) Amount is based on a year-end market value of Tyler Corporation Common Stock of $1.875 per share. C. A. Rundell, Jr.'s exercise price exceeded the year-end market value.

PENSION PLAN

     The Company's previous retirement plan provided that an eligible employee received, upon normal retirement at age 65, an annual amount equal to 40% of the average of his final five years' salary and bonus less 50% of his annual primary Social Security benefit, proportionately reduced for less than 30 years of credited service. The Internal Revenue Code imposes a limit on the amount of compensation that can be considered under the plan. For the plan year ended December 31, 1996, the limit was $150,000. Joseph F. McKinney and Richard W. Margerison had 30 years and 15 years, respectively, of credited service under this plan at June 30, 1996, at which time the plan was terminated. The supplemental retirement plan provided a monthly supplement to the benefits under the retirement plan of the Company for certain employees whose benefits were limited by the Tax Equity and Fiscal Responsibility Act of 1982 and the Tax Reform Act of 1986 (regardless of its effective dates) and who were selected by the Board of Directors or a committee selected by the Board to participate in the supplemental retirement plan.

     The Company's supplemental retirement plan was also terminated in 1996. The following lump-sum settlements were paid from the retirement plan in December 1996 and from the supplemental plan in January 1997:

                                                     RETIREMENT      SUPPLEMENTAL
                                                        PLAN             PLAN
                                                     ----------      ------------
Joseph F. McKinney                                    $821,233         $671,324
Richard W. Margerison                                  314,662           64,733
Frederick R. Meyer                                          --           30,868
James E. Russell                                            --           47,714

COMPENSATION OF DIRECTORS

     Each non-employee director receives an annual fee of $15,000, plus $1,000 for each Board meeting and $500 for each committee meeting he attends.

EMPLOYMENT, NONCOMPETITION AGREEMENTS AND AGREEMENTS WITH NAMED EXECUTIVE
OFFICERS

     The Company has a consulting agreement with James E. Russell that began in September 1995, part of which expires in August 1997 and the remainder of which may be terminated upon 30 days' notice. The agreement provides the Company will pay Mr. Russell $20,000 per year through August 1997 and an additional $4,167 monthly for his services to the Company.

     The Company has a termination agreement with Richard W. Margerison where in the event of his termination for any reason including his voluntary resignation he will receive severance benefits of $220,000 and medical and other insurance benefits for one year.

     The Company has a consulting agreement with Joseph F. McKinney that began October 7, 1996, and will continue through October 6, 1997. The agreement provides the Company will pay Mr. McKinney $475,000 for consulting services. Mr. McKinney will reimburse the Company for office space, secretarial services and other services.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Members of the Compensation Audit Committee are Frederick R. Meyer, C. A. Rundell, Jr. and Ernest H. Lorch. Mr. Meyer and Mr. Rundell were previously officers of the Company, and Mr. Rundell is currently an officer of the Company.

REPORT OF THE COMPENSATION AUDIT COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

     The Compensation Audit Committee, a committee of the Board of Directors, has the responsibility for final approval for all compensation to officers and directors of the Company including primarily the duty to ensure that compensation paid to executive officers does not exceed reasonable amounts and is based on objective standards. The Committee approves or disapproves the recommendations of management regarding compensation according to the guidelines set forth below.

     Salaries, bonuses and other compensation of executive officers are determined by reference to nationwide comparisons for the industries in which the Company operates. The Executive Compensation Service (a division of Wyatt Data Services) "Top Management Report" is used as a guideline. This survey is segmented for both particular industries and sizes of companies within those industries. The compensation information is then further divided into quartiles.

     After establishing an appropriate total compensation range for each executive officer, placement within that range is based on both company and individual performance. Company performance is measured primarily by return on net assets employed and secondarily by earnings growth. Individual performance is measured by both qualitative and quantitative criteria in each job description. Certain employees have employment agreements which define compensation. Where these agreements were negotiated as part of an acquisition agreement, compensation may not be consistent with market comparisons.

     The Company's personnel policy is to employ outstanding management in order to obtain outstanding results. To attract and retain high-level individuals, the Company may pay above-median compensation to its executive officers.

     A substantial portion of each executive officer's potential total compensation is in the form of bonuses and options which are awarded only when indicated by superior accomplishment. The Company feels very strongly that bonuses must be earned, and when results are not superior, no bonuses are paid.

     The primary criterion for bonus payment is return on net assets. Net assets are defined as average total assets less average accounts payable and accrued liabilities of the operating companies on a historical cost basis, therefore excluding write-up of assets, goodwill or other intangibles arising from acquisitions by Tyler Corporation. Chief executive officers of subsidiary companies are measured only on that subsidiary's results, and corporate officers are measured on the overall returns of the operating companies. In order to get maximum bonus, the applicable operation(s) must earn 30% or more return on net assets. The minimum threshold for bonus is 20% return on net assets and solid growth. Below that level, no bonuses are paid. If a new executive officer is hired for a subsidiary operation which is not performing at the minimum level, a lower standard may be set for the first few years. The lower standard allows the new executive to earn bonuses provided that the subsidiary company is making measurable progress toward a satisfactory return on net assets.

     Occasionally, bonuses are paid when specific return targets are not met. These cases are based on particular contributions to shareholder value or company performance. Such bonus payments are not the rule and are generally associated with increases in shareholder value which the Compensation Audit Committee deems should be recognized with an out-of-the-ordinary bonus.

     In eight of the past twelve years, no bonuses have been paid to corporate officers as results have not warranted payment of such bonuses. As a result of excellent performance and based on the purchase contract, Forest City officers received bonuses for 1991, 1992 and 1993 and an additional bonus in 1996 for cumulative operating profits achieved since 1991. Due to the fact that bonuses are a large portion of each executive officer's potential compensation, executives may have significant decreases in total compensation when results do not meet bonus criteria.

CHIEF EXECUTIVE OFFICER COMPENSATION

     C. A. Rundell, Jr., the Interim Chief Executive Officer of Tyler Corporation, is serving in that post without salary. He was granted a ten-year 100,000-share option on December 13, 1996, at $2.125. This option is approximately 95% vested at this time and will be completely vested on January 1, 1998. This option was granted in recognition of the time and effort Mr. Rundell is expending as Chief Executive Officer. The Compensation Audit Committee believes that the option aligns the interests of management with those of the shareholder. Mr. Rundell did not participate in the Compensation Audit Committee deliberations to grant him options.

     The compensation for a permanent Chief Executive Officer expected to be hired in 1997 will most likely consist of base salary, eligibility for annual bonus, shares under option, and certain health and insurance benefits. It is also expected that the individual hired will make a significant investment in the shares of the Company's Common Stock. In determining the base salary for the Chief Executive Officer, the Compensation Audit Committee will consider the survey described above and other factors, such as the experience brought to the position by the hired individual. A key performance measure the committee will use in determining Chief Executive Officer compensation will be its assessment of the individual's ability to enhance the long-term value of the Company.

     The factors described above will be used in determining the Chief Executive Officer's salary. As with all executive officers of Tyler Corporation, a large portion of potential total compensation will be provided by bonuses which will be paid based on the criteria described above.

     This report is submitted by the Compensation Audit Committee:
          Ernest H. Lorch
          Frederick R. Meyer
          C. A. Rundell, Jr.

STOCK PERFORMANCE CHARTS

     The following two charts compare the return on the Company's Common Stock for the last five and ten years with the S&P 500 Index and the S&P Consumer Cyclicals-500 Index. In prior years the Company has used the S&P Conglomerates Index which was deleted from the S&P industry sector in 1996. The S&P Consumer Cyclicals-500 Index was selected because of Tyler's philosophy of diversification. The comparison assumes $100 was invested on December 31, 1991 and December 31, 1986 in the Company's Common Stock and in each of the foregoing indices and assumes reinvestment of dividends and distributions.

                                FIVE-YEAR CHART

                                                                               CONSUMER
         MEASUREMENT PERIOD                                                  CYCLICALS -
        (FISCAL YEAR COVERED)               TYLER            S&P 500             500
1991                                                100               100               100
1992                                                161            107.62            136.35
1993                                                183            118.46            156.02
1994                                                113            120.03            142.46
1995                                                 96            165.13            176.30
1996                                                 65            203.05            203.67

                                 TEN-YEAR CHART

                                                                               CONSUMER
         MEASUREMENT PERIOD                                                  CYCLICALS -
        (FISCAL YEAR COVERED)               TYLER            S&P 500             500
1986                                             100.00            100.00            100.00
1987                                              88.00            105.25             99.49
1988                                             134.00            122.73            122.63
1989                                             348.00            161.62            141.87
1990                                             343.00            156.60            126.44
1991                                             341.00            204.31            188.76
1992                                             549.00            219.88            257.37
1993                                             623.00            242.04            294.50
1994                                             386.00            245.24            268.91
1995                                             326.00            337.39            332.78
1996                                             222.00            414.86            386.30

                              CERTAIN TRANSACTIONS

     In 1991 Stanley Bellowe, Arnold Bellowe and Jill Bellowe, the wife of Arnold Bellowe, all of whom were principal shareholders of Forest City, as well as Gary Bellowe, the son of Stanley Bellowe, a small minority holder under a previous trust agreement (the "Shareholders"), received an aggregate of $24,400,000 in connection with the Company's acquisition of Forest City. In connection with the acquisition, the Company paid $1,185,000 in the first quarter of 1996 to the shareholders as the result of achieving certain cumulative profit objectives, some of which was paid as bonuses. In addition the Company has paid $660,000 in 1994 for 1993 performance, $660,000 in 1993 for 1992 performance and $660,000 in 1992 for 1991 performance for a total of $3,165,000 since the acquisition. The portion of the payments representing bonuses to Stanley and Arnold Bellowe is included in the Summary Compensation Table. The Company also entered into noncompetition agreements with key employees of Forest City.

     Pursuant to the 1994 IFS acquisition agreement, E. Peter Raisbeck received payment of $617,320. The Company also entered into employment and noncompetition agreements with key employees of IFS, including Mr. Raisbeck.

     The Company has a consulting agreement with James E. Russell that began in September 1995, part of which expires in August 1997 and the remainder of which may be terminated upon 30 days' notice. The agreement provides the Company will pay Mr. Russell $20,000 per year through August 1997 and an additional $4,167 monthly for his services to the Company.

     The Company has a termination agreement with Richard W. Margerison where in the event of his termination for any reason including his voluntary resignation he will receive severance benefits of $220,000 and medical and other insurance benefits for one year.

     The Company has a consulting agreement with Joseph F. McKinney that began October 7, 1996, and will continue through October 6, 1997. The agreement provides the Company will pay Mr. McKinney $475,000 for consulting services. Mr. McKinney will reimburse the Company for office space, secretarial services and other services.

                   PROPOSAL FOR APPROVAL OF AMENDMENT TO AND
                        RESTATEMENT OF STOCK OPTION PLAN

     The proposed amendment to and restatement of The Tyler Corporation Stock Option Plan (the "Stock Option Plan") are intended to enable the Company to provide additional incentives to selected key employees of the Company and its subsidiaries whose substantial contributions are important to the continued growth and profitability of the Company's business. Stock options are designed to strengthen the commitment of those key employees to the Company, its subsidiaries and its stockholders, to motivate those key employees to perform their assigned responsibilities diligently and skillfully, and to attract and retain competent entrepreneurial-type management dedicated to the long-term growth and profitability of the Company. The Company believes this can best be accomplished by tying a portion of compensation to appreciation in the market value of the Company's stock so that the management and key employees of the Company and its subsidiaries are rewarded under the Stock Option Plan only if the value of the stockholders' investment in the Company has appreciated.

PURPOSE OF THE PLAN

     On March 13, 1990, the Company established the Stock Option Plan, pursuant to which options may be granted to eligible employees for the purchase of a maximum of 1,100,000 shares of Common Stock of the Company.

AMENDMENT SUBMITTED FOR APPROVAL

     The Board of Directors is submitting for stockholder approval an amendment to and restatement of the Stock Option Plan to (i) increase the maximum number of shares of Common Stock of the Company that may be granted to eligible employees under the Stock Option Plan from 1,100,000 shares to 1,800,000 shares and (ii) extend the expiration date of the Stock Option Plan from March 12, 2000 to February 6, 2007.

     The approval of the amendment to the Stock Option Plan requires the favorable vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the meeting. Management recommends voting in favor of the amendment to the Plan.

     If the amendment to the Stock Option Plan is not approved by the stockholders, the Company will maintain the Stock Option Plan without giving effect to the amendment. Copies of the Stock Option Plan may be obtained from the Company upon request.

DESCRIPTION OF THE PLAN, AS AMENDED

     The Stock Option Plan is designed to permit the appropriate administering committee to grant options to key employees of the Company or its subsidiaries to purchase shares of Common Stock of the Company. The Stock Option Plan requires that the purchase price under each option will not be less than 100% of the fair market value of the Common Stock at the time of the grant of the option. The fair market value per share is the reported closing price of the Common Stock on the New York Stock Exchange on the date of the grant of the option, or if no sale of Common Stock shall have been reported on such date of grant, on the next preceding day or the last day prior to the date of grant when the sale was reported. The option period may not be more than ten years from the date the option is granted. Except with respect to options granted to officers and directors, the Executive Committee of the Board of Directors of the Company grants options to eligible employees, determines the purchase price and option period at the time the option is granted, and administers and interprets the Stock Option Plan. The Compensation Audit Committee of the Board of Directors grants options and administers the Stock Option Plan with respect to officers and directors of the Company. Options may be exercised in annual installments as specified by the administering committee. All installments that become exercisable are cumulative and may be exercised at any time after they become exercisable until expiration of the option. The administering committee may accelerate or terminate any or all outstanding options in the event the Company sells all or substantially all of its assets or all or substantially all of the outstanding Common Stock is sold or exchanged for or converted into securities of another corporation or in the event of some other material corporate restructuring.

     The exercise price of options is paid in cash or by check at the time of exercise. Shares of Common Stock deliverable upon exercise of the options may be transferred from treasury or issued from authorized but unissued shares. The Stock Option Plan provides that an option agreement may include a provision granting stock appreciation rights ("SARs") to the optionee. If this provision is in the option agreement, the administering committee may determine upon the exercise of an option whether to issue the number of shares of Common Stock called for by the option agreement after payment of the purchase price or to pay cash, Common Stock or a combination of cash and Common Stock to the optionee pursuant to the SAR's provision.

     Payment in accordance with the SAR's provision would be in an amount equal to the excess of the fair market value of the shares of Common Stock covered by the option or portion thereof being exercised over the aggregate option price of the shares. In addition, the Stock Option Plan provides that the administering committee may offer to the holder of an option that does not contain a SAR's provision the right to receive cash, Common Stock or a combination of cash and Common Stock in the amount of such excess rather than the number of shares of Common Stock called for by the option agreement.

     Unless sooner terminated by action of the Board of Directors of the Company, the Stock Option Plan will terminate on February 6, 2007, and no options may thereafter be granted under the Stock Option Plan. The Stock Option Plan may be amended, altered or discontinued by the Board of Directors without the approval of the stockholders, except that the Board of Directors does not have the power or authority without stockholder approval to change the employees or class of employees who are eligible to receive options or the aggregate number of shares that may be issued under options. The administering committees, however, may make appropriate adjustments in the number of shares covered by the Stock Option Plan and the outstanding options and, in the option prices, to reflect any stock dividend, stock split, share combination or other recapitalization and, with respect to outstanding options and option prices, to reflect any merger, consolidation, reorganization, liquidation or the like, of or by the Company.

     Options may be granted under the Stock Option Plan only to key employees of the Company or its subsidiaries. Key employees are defined in the Stock Option Plan to be those employees whose performance and responsibilities are determined by the appropriate administering committee to be influential to the success of the Company and its subsidiaries. Approximately 90 employees are eligible to receive stock options under the Stock Option Plan. Directors who are not employees of the Company or one of its subsidiaries are not eligible. Additional options may be granted to persons to whom options have previously been granted. There is no restriction in the Stock Option Plan on the maximum or minimum number of shares of Common Stock covered by options that may be granted to any person.

     Both incentive stock options and nonqualified stock options may be granted under the Stock Option Plan. Incentive stock options are options which meet the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and nonqualified options are options which do not meet the requirements of Section 422 of the Code. No incentive stock option, however, may be granted under the Stock Option Plan to an employee who owns more than 10% of the outstanding Common Stock unless the option price is at least 110% of the fair market value of the Common Stock at the date of grant and the option is not exercisable more than five years after it is granted. There is no limit on the fair market value of incentive stock options that may be granted to an employee in any calendar year, but no employee may be granted incentive stock options that first become exercisable during a calendar year for the purchase of stock with an aggregate fair market value (determined as of the date of grant of each option) in excess of $100,000. An incentive stock option (or an installment thereof) counts against the annual limitation only in the year it first becomes exercisable.

     The administering committee may provide for termination of options granted under the Stock Option Plan in case of termination of employment, dishonesty or any other reason the appropriate committee determines. If an option under the Stock Option Plan expires or terminates before it has been exercised in full, the shares of Common Stock allocable to the unexercised portion of that option may be made the subject of future grants of options under the Stock Option Plan. Upon termination of the employment of an optionee holding an option under the Stock Option Plan, his option is exercisable for a period of 30 days after termination, and thereafter his option terminates. Options may not be transferred other than by will or the laws of descent and distribution and, during the lifetime of the optionee, may be exercised only by him. If the optionee dies before the termination of his right to exercise his option, the legal representatives of his estate may exercise his option provided the option is exercised prior to the date of expiration of the option period or one year from the date of the optionee's death, whichever first occurs, and the option may be exercised only as to those shares the optionee could have purchased under the option on the date of death or other termination.

TAX STATUS OF OPTIONS

     All stock options that qualify under the rules of Section 422 of the Code will be entitled to "incentive stock option" treatment. To receive incentive stock option treatment, an optionee must not dispose of the acquired stock within two years after the option is granted or within one year after the exercise. In addition, the individual must have been an employee of the Company or one of its subsidiaries for the entire time from the date of granting of the option until three months (one year if the employee is disabled) before the date of the exercise. The requirement that the individual be an employee and the two-year and one-year holding periods are waived in the case of death of the employee. If all such requirements are met, no tax will be imposed upon exercise of the incentive stock option, and any gain upon sale of the stock will be entitled to capital-gain treatment. The employee's gain on exercise (the excess of the fair market value at the time of exercise over the exercise price) of an incentive stock option is a tax-preference item and, accordingly, is included in the computation of alternative minimum taxable income.

     If an employee does not meet the two-year and one-year holding requirement (a "disqualifying disposition"), but does meet all other requirements, tax will be imposed at the time of sale of the stock. In such event, the employee's gain on exercise will be treated as ordinary income rather than capital gain, and the Company will be entitled to a corresponding deduction at the time of sale. Any remaining gain on sale will be short-term or long-term capital gain, depending on the holding period of the stock. If the amount realized on the disqualifying distribution is less than the value at the date of exercise, the amount includable in gross income, and the amount deductible by the Company, will equal the excess of the amount realized on the sale or exchange over the exercise price.

     An optionee, upon exercise of a nonqualified stock option that does not qualify as an incentive stock option, recognizes ordinary income in an amount equal to the gain on exercise. If the optionee receives cash or stock upon the exercise of an SAR, instead of paying the exercise price for the shares of Common Stock called for by his option agreement, the amount of cash or value of stock he receives is ordinary income to him. The exercise of a nonqualified stock option or SAR entitles the Company to a tax deduction in the same amount as is includable in the income of the optionee for the year in which the exercise occurred. Any gain or loss realized by an optionee on subsequent disposition of shares generally is a capital gain or loss and does not result in any tax deduction to the Company. The optionee has no taxable income, and the Company is not entitled to a deduction, at the time of the grant of an option.

     The foregoing statements are based upon present federal income tax laws and regulations and are subject to change if the tax laws and regulations, or interpretations thereof, are changed.

OUTSTANDING OPTIONS

     Options may be exercised in annual installments as specified by the administering committee. All installments that become exercisable are cumulative and may be exercised at any time after they become exercisable until expiration of the option. The administering committee may grant either nonqualified stock options or incentive stock options, as defined by the Internal Revenue Code.

     The following table shows, as to certain executive officers and directors of the Company and its subsidiaries and as to all executive officers as a group, the following information with respect to stock options and SARs in tandem therewith:

                                                                ALL EXECUTIVE
                                                                OFFICERS AS A
COMMON STOCK                              C. A. RUNDELL, JR.        GROUP
------------                              ------------------    -------------
Granted --
  January 1, 1995 to December 31,
     1996...............................        100,000            175,000
  Number of options with SAR's..........        100,000            175,000
  Weighted average price per share......        $ 2.125            $  1.91
Exercised --
  January 1, 1995 to December 31,
     1996...............................             --              4,829
  Market value of shares less exercise
     price or cash received.............             --            $ 9,658

     During the period from January 1, 1995, to December 31, 1996, employees of the Company exercised options and SAR's with a net value (market value of shares less exercise price or cash received) of $24,040. As of December 31, 1996, options to purchase an aggregate of 330,269 shares of Common Stock of the Company were outstanding, with a weighted average exercise price per share of $1.88 and expiring between February 1, 1997, and December 12, 2006.

                      COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors of the Company has an Executive Committee, Audit Committee and Compensation Audit Committee to assist the Board in carrying out its duties. The Executive Committee has authority, as delegated by the Board of Directors, to act for the Board but may not commit the Company to an expenditure in excess of $10,000,000 without Board approval. The Audit Committee's duties include considering the independence of the independent auditors before the Company engages them; reviewing with the independent auditors the fee, scope and timing of the audit; reviewing the completed audit with the independent auditors regarding any significant accounting adjustments, recommendations for improving internal controls, appropriateness of accounting policies, appropriateness of accounting and disclosure decisions with respect to significant unusual transactions or material obligations and significant findings during the audit; reviewing the Company's financial statements and related regulatory filings with the independent auditors; and meeting periodically with the Company's management to discuss internal accounting and financial controls. The Compensation Audit Committee has final authority on all executive compensation and periodically reviews compensation, employee benefit plans and other fringe benefits paid to or provided for officers and directors of the Company. This committee approves annual salaries and bonuses for Company officers to ensure that the recommended salaries and bonuses are not unreasonable. The Company has no nominating committee; the entire Board of Directors is responsible for selecting nominees for election as directors.

     During 1996 the Board of Directors of the Company met a total of six times. The Executive Committee met three times, the Audit Committee met twice, and the Compensation Audit Committee met once.

                             STOCKHOLDER PROPOSALS

     Any proposals that stockholders of the Company desire to have presented at the 1998 annual meeting of stockholders must be received by the Company at its principal executive offices not later than November 12, 1997.

                                 MISCELLANEOUS

     Ernst & Young LLP acted as the Company's independent auditors for 1996. One or more representatives of Ernst & Young LLP will attend the annual meeting, will have an opportunity to make a statement and will respond to appropriate questions from stockholders. The Audit Committee has not yet appointed the independent auditors for 1997.

     The accompanying proxy is being solicited on behalf of the Board of Directors of the Company. The Company will bear the expense of preparing, printing and mailing the proxy solicitation material and the form of proxy. In addition to use of the mail, proxies may be solicited by personal interview, telephone and telegram by directors and regular officers and employees of the Company. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and the Company may reimburse them for reasonable out-of-pocket expenses incurred by them in connection therewith.

                                            By Order of the Board of Directors,

                                                  /s/ PATRICIA K. STEWART

                                                    PATRICIA K. STEWART,
                                                          Secretary

Dallas, Texas
March 17, 1997

PROXY
                              TYLER CORPORATION
                     THIS PROXY IS SOLICITED ON BEHALF OF
                    THE BOARD OF DIRECTORS OF THE COMPANY

        The undersigned hereby (1) acknowledges receipt of the Notice dated March 17, 1997, of the annual meeting of stockholders of Tyler Corporation (the "Company") to be held in the Texas Commerce Tower, 40th Floor, 2200 Ross
Avenue, Dallas, Texas, on Monday April 28, 1997, at 10:00 a.m., Dallas time, and the proxy statement in connection therewith, and (2) appoints C.A. Rundell, Jr. and Richard W. Margerison, and each of them, his proxies with full power of substitution and revocation, for and in the name, place and stead of the undersigned, to vote upon and act with respect to all of the shares of Common Stock of the company standing in the name of the undersigned or with respect to which the undersigned is entitled to vote and act at said meeting and at any adjournment thereof, and the undersigned directs that his proxy be voted as indicated on the reverse side hereof. If only one of the above proxies shall be present in person or by substitute at such meeting ar at any adjournment thereof, that proxy so present and voting , either in person or by substitute, shall exercise all of the powers hereby given.

        The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such stock and hereby ratifies and confirms all that said proxies, their substitutes or any of them may lawfully do by virtue hereof.

                 (Continued and to be signed on reverse side)

--------------------------------------------------------------------------------
[X] Please mark votes as
    in this example

THIS PROXY WILL BE VOTED AS SPECIFIED BELOW. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE MATTERS SPECIFICALLY REFERRED TO BELOW.

1. Election of Directors

   Nominees: Lorch, Margerison, Meyer, Rundell, Russell

                     WITHHOLD AUTHORITY
        FOR ALL          FOR ALL
       NOMINEES         NOMINEES

         [ ]              [ ]

------------------------------------------------------
I WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE(S), MARK
X ABOVE AND WRITE NOMINEES NAME(S) IN SPACE PROVIDED.


2.  Approval of Tyler Corporation Stock         FOR      AGAINST     ABSTAIN
    Option Plan, as amended and                 [ ]        [ ]         [ ]
    restated as of February 7, 1997.


3. In the discretion of the proxies on any other matter that may properly come before the meeting or any adjournment thereof.


                                            MARK HERE FOR
                                           ADDRESS CHANGE    [ ]
                                          AND NOTE AT LEFT


Please date this proxy and sign your name exactly as it appears hereon. Where there is more then one owner, each should sign. When signing as an attorney, administrator, executor, guardian or trustee, please add your title as such if executed by a corporation, the proxy should be signed by a duly authorized officer.

Please sign this proxy and return it promptly whether or not you expect to attend the meeting. You may nevertheless vote in person if you do attend.

Signature                                                Date
          ------------------------------------------------    ----------------


Signature                                                Date
          ------------------------------------------------    ----------------

Tyler Corporation Proxy


Job-FINAL: 3/5/97


2 Proposals